Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

VENHUB GLOBAL, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	457(a)	8,400,000	$0.82	$6,888,000.00	0.0001381	$951.23
Fees to be Paid	Equity	Warrant	(2)	Other	7,700,000	2.45	18,865,000.00	0.0001381	2,605.26
Fees to be Paid	Equity	Warrant	(3)	Other	385,000	$2.6950	$1,037,575.00	0.0001381	$143.29

Total Offering Amounts:							$26,790,575.00		3,699.78
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,699.78

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Offering Note(s)

(1)	The total fees offset is based on a remaining balance of $2,177.07 that was over paid in the previous form S-1 filed on October 3, 2025.
(2)	“Rule Other” was selected as Rule 457(g) was not available through the Edgar system for registering warrants. Fee was calculated in accordance with Rule 457(g)
(3)	“Rule Other” was selected as Rule 457(g) was not available through the Edgar system for registering warrants. Fee was calculated in accordance with Rule 457(g)